SCHEDULE 14A
                               (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                        of 1934 (Amendment No.         )

  Filed by Registrant  [X]
  Filed by a Party other than the Registrant [ ]
  Check the appropriate box:
  [ ]  Preliminary Proxy Statement
  [ ]  Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e) (2))
  [X]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

               (Name of Registrant as Specified In Its Charter)

                            STEVENS INTERNATIONAL, INC.
  ___________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):
  [X]  No fee required.
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:
  ___________________________________________________________________________
       (2) Aggregate numer of securities to which transactions applies:
  ___________________________________________________________________________
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  ___________________________________________________________________________
       (4) Proposed maximum aggregate value of transaction:
  ___________________________________________________________________________
       (5) Total Fee Paid
  ___________________________________________________________________________
  [ ]  Fee paid previously with preliminary materials.
  [ ]  Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  ___________________________________________________________________________
       (1) Amount Previously Paid:
  ___________________________________________________________________________
       (2) Form, Schedule or Registration Statement No:
  ___________________________________________________________________________
       (3) Filing Party:
  ___________________________________________________________________________
       (4) Date Filed:
  ___________________________________________________________________________

                         STEVENS INTERNATIONAL, INC.
                             5500 Airport Freeway
                           Fort Worth, Texas 76117

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held May 20, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stevens International, Inc. (the "Company") will be held at the offices of the Company, 5500 Airport Freeway, Fort Worth, Texas 76117, on Thursday, May 20,1999, at 10:00 a.m., local time, for the following purposes:

     (1) to elect six members of the Board of Directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualified.

     (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on April 8, 1999, has been fixed as the record date for determining holders of Series A Common Stock and Series B Common Stock entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof. For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to examination of any stockholder during ordinary business hours at the offices of the Company, 5500 Airport Freeway, Fort Worth, Texas 76117.

     Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

     HOLDERS OF SERIES A COMMON STOCK AND SERIES B COMMON STOCK WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE APPROPRIATE PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            By Order of the Board of Directors

                            /s/ Paul I. Stevens

                            Paul I. Stevens
                            Chairman of the Board and Chief Executive Officer



  Fort Worth, Texas
  April 20, 1999

                          STEVENS INTERNATIONAL, INC.
                             5500 Airport Freeway
                           Fort Worth, Texas 76117
                               PROXY STATEMENT

                                     For

                        ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held May 20, 1999

     This Proxy Statement is being first mailed on or about April 20, 1999 to stockholders of Stevens International, Inc. (the "Company") by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company, 5500 Airport Freeway, Fort Worth, Texas 76117, at 10:00 a.m. local time, on Thursday, May 20, 1999, or at such other time and place to which the Meeting may be adjourned.

     The purpose of the Meeting is to consider and vote upon (i) the election of six directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected or qualified; and (ii) such other matters as may properly come before the Meeting or any adjournment thereof.

     All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted (i) FOR the election of each person named herein under "Proposal No. 1, Election of Directors" as a nominee for election as a director of the Company for the term described therein, and (ii) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment thereof.

     Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by providing written notice of such revocation to American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, Attention:
  Isaac Kagan. If notice of revocation is not received by the Meeting date, a stockholder may nevertheless revoke a Proxy if he attends the Meeting and desires to vote in person.

                      RECORD DATE AND VOTING SECURITIES

     The record date for determining the stockholders entitled to vote at the Meeting is the close of business on April 8, 1999 (the "Record Date"), at which time the Company had issued and outstanding 7,443,174 shares of Series A Common Stock, par value $0.10 per share ("Series A Stock"), and 2,058,959 shares of Series B Common Stock, par value $0.10 per share ("Series B Stock"). Series A Stock and Series B Stock (collectively, "Common Stock") are the only outstanding securities of the Company entitled to vote at the Meeting.

     At the Meeting, the holders of Series A Stock, voting separately as a class, are entitled to elect two directors, and the holders of Series B Stock, voting separately as a class, are entitled to elect the remaining directors. As to any other matters that may properly come before the Meeting, the holders of Series A Stock and Series B Stock vote together as a class, with each holder of Series A Stock having one-tenth of one vote for each share of Series A Stock held by him or her, and each holder of Series B Stock having one vote for each share of Series B Stock held by him or her.


                                   QUORUM

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of each Series of Common Stock is necessary to constitute a quorum to elect the directors of that Series, and the presence of the holders of a majority of the issued and outstanding shares of Common Stock as a single class is necessary to constitute a quorum to transact all other business to come before the Meeting.

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter in which brokers or nominees have no discretionary power to vote, broker non-votes will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Brokers or nominees have discretionary power to vote on Proposal No. 1.

                                PROPOSAL NO. I

                            ELECTION OF DIRECTORS
  Nominees for Directors

     Six directors are to be elected, each director to hold office for a term of one year or until his or her successor shall have been elected and qualified. Under the terms of the Company's Certificate of Incorporation, the holders of Series A Stock, voting separately as a class, are entitled to elect 25% of the Board of Directors (or the next higher whole number if such percentage is not a whole number), and the holders of Series B Stock, voting separately as a class, are entitled to elect the remaining directors. Accordingly, of the six directors to be elected, two will be Series A Directors to be elected by holders of Series A Stock, and four will be Series B Directors to be elected by holders of Series B Stock. Approval of the proposal to elect the nominees to serve as directors of the applicable Series requires the affirmative vote of the holders of a majority of the shares of that Series present, in person or by proxy, at the Meeting. Votes may be cast in favor or withheld with respect to such proposal. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

     It is intended that the names of the persons indicated in the following table will be placed in nomination and that the persons named in the Proxy will vote for their election. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute.

  The nominees are as follows:

                                       Director
             Name                 Age    Since     Positions with the Company
             ----                 ---  --------    --------------------------
Series A Directors:

  Michel A. Destresse              72    1996      Director

  Edgar H. Schollmaier (1)(2)(3)   66    1995      Director


Series B Directors:

  Paul I. Stevens (3)              84    1986      Chairman of the Board,
                                                   Chief Executive Officer

  Richard I. Stevens               60    1986      President, Chief
                                                   Operating Officer
                                                   and Director

  Constance I. Stevens             55    1987      Vice President -
                                                   Administration,
                                                   Secretary and Director

  James D. Cavanaugh (1)           60    1993      Director

____________________

  (1)   Member of the Audit Committee.
  (2)   Member of the Stock Option and Compensation Committee.
  (3)   Member of the Executive Committee.

     James D. Cavanaugh has served as a director of the Company since May 1993. Mr. Cavanaugh served as Executive Vice President of Rockwell Graphic Systems from May 1983 until June 1985 and served as its President and Chief Executive Officer from June 1985 until his retirement in March 1993.

     Edgar H. Schollmaier has served as a director of the Company since March 1995. Mr. Schollmaier, Chairman of Alcon Laboratories, Inc., a maker of ophthalmic, pharmaceutical and therapeutic products, has served that firm in various capacities since 1958, including President and Chief Executive Officer from May 1977 to October 1, 1997.

     Michel A. Destresse has served as a director of the Company since May 1996. Mr. Destresse served as President Directeur Generale of Stevens International, S.A. (formerly Stevens Security Systems, S.A.) from March 29, 1996 to December 31, 1996 and as a consultant to the Chief Executive Officer of the Company since November 1995. From November 1992 to September 1995, Mr. Destresse served as the International Monetary Fund General Advisor to the Governor of the Central Bank of Russia, where he provided general advice on monetary policy, organization, legal matters, internal audit, branch problems and systems of payment. From 1950 to 1992, Mr. Destresse served in various capacities with the Banque de France, including Executive Director of the Printing Works, Director of the Legal Department and as a member of the Board of Directors for 15 years.

     Paul I. Stevens founded Stevens Corporation ("Stevens") in 1965 and founded the Company in 1986 to be a holding company for Stevens. He has served the Company as Chairman of the Board and Chief Executive Officer since December 1986 and served Stevens as an officer and a director since its inception. In 1974, Mr. Stevens founded Stevens Industries, Inc., a family-owned holding company which is an affiliate of the Company and of which he is the controlling stockholder. Mr. Stevens is the father of Richard I. Stevens and Constance I. Stevens.

     Richard I. Stevens has served as President and a director of the Company since December 1986 and Chief Operating Officer of the Company since April 1987. Mr. Stevens also served as Vice President and Assistant Secretary of the Company from December 1986 until April 1987. He has served Stevens in various capacities since its inception, including serving as its President from 1969 until December 1987, and as a director beginning in 1969. Mr. Stevens is a stockholder, officer and director of Stevens Industries, Inc. Mr. Stevens is the son of Paul I. Stevens and brother of Constance I. Stevens.

     Constance I. Stevens has served as a director of the Company since April 1987. Ms. Stevens has served as Vice President-Administration and Assistant Secretary to the Company since 1995, and Secretary since 1998. From July 1989 to July 1995, Ms. Stevens served as President of a project management consulting firm in Carmel, California. From May 1980 until July 1989, Ms. Stevens served as the managing partner of Merritt Associates of Carmel, California, an architectural design and real estate development firm. Ms. Stevens is a stockholder, officer and director of Stevens Industries, Inc. Ms. Stevens is the daughter of Paul I. Stevens and sister of Richard I. Stevens.

     Except as otherwise noted, no family relationships exist among the directors of the Company.

  Meetings and Committees of the Board of Directors

     The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met four times during 1998 in regular sessions and two times during 1998 in special sessions.

     The Board of Directors has three standing committees, the Audit Committee, the Stock Option and Compensation Committee and the Executive Committee and the full Board of Directors acts to nominate persons to serve on the Board. The functions of the committees, their current members and the number of meetings held during 1998 are described below.

     The functions performed by the Audit Committee include: recommending to the Board of Directors selection of the Company's independent accountants for the ensuing year; reviewing with the independent accountants and management the scope and results of the audit; reviewing the independence of the independent accountants; reviewing the independent accountants' written recommendations and corresponding actions by management; and meeting with management and the independent auditors to review the effectiveness of the Company's system of internal control. The committee currently is composed of James D. Cavanaugh and Edgar H. Schollmaier. The committee met three times during 1998.

     The Stock Option and Compensation Committee administers the Company's Stock Option Plan and reviews other matters regarding the compensation of employees of the Company. The committee currently is composed of Paul I. Stevens and Edgar H. Schollmaier. The committee did not meet formally during 1998.

     The function of the Executive Committee is to direct and manage the business and affairs of the Company in the intervals between meetings of the Board of Directors. The Executive Committee is empowered to act in lieu of the Board on any matter except that for which the Board has specifically reserved authority to itself and except for those matters specifically reserved to the full Board pursuant to the Delaware General Corporation Law. The Executive Committee is currently comprised of Paul
  I. Stevens (Chairman) and Edgar H. Schollmaier. The Executive Committee acted by written consent one time and met one time in 1998.

     During 1998, each director attended more than 75% of the meetings of the Board of Directors and respective committees on which he or she served.


              PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information as of April 8, 1999 (except as otherwise noted) regarding the beneficial ownership of Common Stock by each person known by the Company to own 5% or more of the outstanding shares of each Series of Common Stock, each director and nominee for director of the Company, including the Company's Chief Executive Officer, each other Named Executive Officer listed in the Summary Compensation Table below, and the current directors and Named Executive Officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted. Of the shares issued and outstanding as of April 8, 1999, Paul I. Stevens, Chairman of the Board of the Company, and members of his immediate family, own approximately 13.3% of the outstanding Series A Stock and 93.1 the outstanding Series B Stock, representing in the aggregate approximately 72% of the total voting power of Common Stock with respect to matters on which Series A Stock and Series B Stock vote together.

                                         Series A Stock(1)   Series B Stock(2)
                                         -----------------   -----------------
                                                   Percent             Percent
          Name of Beneficial                         of                  of
          Owner or Group                   Number  Series    Number    Series
          --------------                   ------  ------    ------    ------
       Paul I. Stevens(3)(4)               961,302  12.7   1,706,415    82.9
       Richard I. Stevens(3)(5)            266,464   3.5     250,313    12.1
       Constance I. Stevens(3)(6)          263,106   3.5     107,725     5.2
       James D. Cavanaugh(8)                35,000   *           -         -
       Edgar H. Schollmaier(7)             310,500   4.2           -     -
       Michel A. Destresse(10)              15,000   *                    -
       Hans W. Kossler(11)                  55,000   *              -     -
       George A. Wiederaenders(9)           53,275   *              -     -
       Stevens Industries, Inc.(3)         123,106   1.6      74,140     3.6
       All current directors and Named
        Executive Officers as a group
        (8 persons)                      1,713,435  21.7   1,916,099    93.1

   ____________________

  *  Less than 1%

  (1) The information set forth for Series A Stock does not include the shares of Series B Stock of such holder which are convertible, at any time and from time to time, into shares of Series A Stock on a share-for-share basis.
  (2) Each share of Series B Stock is convertible into Series A Stock on a share-for-share basis at any time.
  (3) The address of Paul I. Stevens, Richard I. Stevens and Constance I. Stevens is 5500 Airport Freeway, Fort Worth, Texas 76117 and the address of Stevens Industries, Inc. is P.O. Box 562, Fort Worth, Texas 76101. The shares of Paul I. Stevens, Richard I. Stevens and Constance I. Stevens include shares held by Stevens Industries, Inc. because, due to their positions as officers, directors and stockholders of such corporation, they could be deemed to share beneficial ownership of its shares.
  (4) Includes 715,096 shares of Series A Stock and 1,628,475 shares of Series B Stock owned by a trust for which Mr. Stevens and his wife serve as Trustees, and 115,000 shares of Series A Stock purchasable pursuant to options.
  (5) Includes 115,000 shares of Series A Stock purchasable pursuant to options.
  (6) Includes 40,000 shares of Series A Stock purchasable pursuant to options.
  (7) Includes 20,000 shares of Series A Stock purchasable pursuant to options.
  (8) Includes 30,000 shares of Series A Stock purchasable pursuant to options.
  (9) Includes 50,000 shares of Series A Stock purchasable pursuant to stock options.
  (10) Includes 15,000 shares of Series A Stock purchasable pursuant to stock options.
  (11) Includes 55,000 shares of Series A Stock purchasable pursuant to stock options.

                   MANAGEMENT COMPENSATION AND TRANSACTIONS

  Summary Compensation Table

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other executive officers serving at fiscal 1998 year end whose salary and bonus exceeded $100,000, (the "Named Executive Officers").

                                                                    Long Term Compensation
                                                              ----------------------------------
                                                                        Awards           Payouts
                                  Annual Compensation         -------------------------  -------
                           ----------------------------------
                                                                            Securities
      Name and                                   Other Annual Restricted    Underlying    LTIP     All Other
     Principal      Fiscal                       Compensation    Stock     Options/SARs  Payouts Compensation
      Position       Year  Salary ($)  Bonus ($)    ($)(1)      Award(s)       (#)         ($)       ($)
      --------       ----- ----------  ---------    ------      --------     -------       ---       ---
Paul I. Stevens,      1998   116,957        -          -            -        115,000        -         -
Chairman of the       1997   234,737        -          -            -         90,000        -         -
Board and Chief       1996   300,000(2)     -        6,000          -            -          -         -
Executive Officer                           -

Richard I. Stevens,   1998   182,852        -        2,850          -        115,000        -         -
President and Chief   1997   231,000        -        2,568          -         90,000        -         -
Operating Officer     1996   225,000        -        8,333          -            -          -         -

Hans W. Kossler,      1998   117,925        -          822          -         55,000        -         -
Senior Vice           1997   134,990        -          -            -         30,000        -         -
President,            1996   150,000        -          -            -            -          -         -
Operations *

William A. Kist       1998   113,459        -          682          -         50,000        -         -
Vice President &      1997   125,047        -          631          -         25,000        -         -
Corporate             1996   127,261(3)     -        6,593          -            -          -         -
Controller **

George A.             1998    93,232        -          946          -         50,000        -         -
Wiederaenders,        1997   101,251     25,000        871          -         25,000        -         -
Vice President,       1996    97,830        -        5,630          -            -          -         -
Treasurer and Chief
Accounting Officer

  *    Mr. Kossler resigned on April 16, 1999 to pursue other interests.
  **   Mr. Kist resigned on January 15, 1999 to pursue other interests.
  (1)  Consists of automobile allowance and group insurance costs.
  (2) Paul I. Stevens earned a $149,262 bonus in 1995, but declined it in 1996.
  (3) Includes $25,000 of annual compensation earned in 1996, that was deferred by agreement between Mr. Kist and the Company and paid in 1997.

  Option Grants During 1998 Fiscal Year

     The following executive officers received options granted in the fiscal year 1998.

                                                                                                            Alternative
                                                                                                     Grant Date
                      Individual Grants                                                                Value
     ---------------------------------------------------------------------------                       -----

                                 Number of
                                 Securities         % of Total          Exercise
                                 Underlying    Options/SARs Granted     or base                      Grant Date
                                Options/SARs     to Employees in         Price        Expiration    Present Value
          Name                    Granted           Fiscal Year         ($/Sh)          Date         $1.05 (1)
          ----                    -------           -----------         ------          ----         ---------
     Paul I. Stevens              25,000              8.8               $1.50         Mar.2003         $26,250

     Richard I. Stevens           25,000              8.8               $1.50         Mar.2003         $26,250

     Hans W. Kossler              25,000              8.8               $1.50         Mar.2003         $26,250

     William A. Kist              25,000              8.8               $1.50         Mar.2003         $26,250

     George A. Wiederaenders      25,000              8.8               $1.50         Mar.2003         $26,250

      __________

     (1) Option valuation was determined using a variation of the Black-Scholes pricing model with the following assumptions:

             Expected volatility              60%
             Expected dividend yield           0
             Expected option term           5 years
             Risk-Free rate of return        5.5%



  Options  Exercised  During  1998  Fiscal  Year and Fiscal Year End Option
  Values

     There were no options exercised during the fiscal year 1998.The following table provides information related to options granted to the Named Executive Officers during the 1998 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                        Number of Securities         Value of Unexercised
                                                       Underlying Unexercised            In-the-Money
                                                            Options/SAR's                Options/SAR's
                                                             At FY-End (#)               At FY-End ($)
                                                      --------------------------  ---------------------------
                     Shares Acquired      Value
   Name              on Exercise (#)    Realized ($)  Exercisable  Unexercisable  Exercisable   Unexercisable
   ----              ---------------    ------------  -----------  -------------  -----------   -------------
Paul I. Stevens             -               -           115,000          -               -              -
Chairman of the Board
and Chief Executive
Officer

Richard I. Stevens          -               -           115,000          -               -              -
President and Chief
Operating Officer

Hans W. Kossler             -               -           55,000           -               -              -
Senior Vice President
Operations

William A. Kist             -               -           50,000           -               -              -
Vice President and
Corporate
Controller

George A.                   -               -           50,000           -               -              -
Wiederaenders
Vice President,
Treasurer and Chief
Accounting Officer
------------------

  Report of the Compensation and Stock Option Committees on Repricing of Options/Sars

     The Company's stock option plan has been used to provide executive officers and other key employees with increased motivation and incentive to exert their best efforts on behalf of the Company through the opportunity to benefit from appreciation in the value of the Series A Common Stock. Due to a decline in the price of the Common Stock in fiscal 1997, certain options outstanding under the Company's stock option plan were exercisable at prices which exceeded the then current market value of the Series A Common Stock. In order to restore the incentive value to such options, the Board of Directors approved the repricing of options.

     On September 10, 1997, each option outstanding under the Company's stock option plan, with an exercise price exceeding the market price of the Company's Series A Common Stock was canceled and reissued with an exercise price equal to the then current market price of $1.50.
  All other terms and conditions of these options remained the same. Additionally, as previously reported, in fiscal 1993 the Company repriced stock options as set forth below. The following table provides information related to all repricing of options during the last ten fiscal years for the named executive officers.

                                           Ten-Year Option/SAR Repricings

                                             Number of      Market
                                            Securities     Price of
                                            Underlying     Stock at                                        Length of
                                             Options/       Time of    Exercise Price at                Original Option
                                           SARs Repriced   Repricing   Time of Repricing      New       Term Remaining at
                                                or            or         or Amendment      Exercise     Date of Repricing
        Name                     Date       Amended (#)  Amendment ($)       ($)            Price ($)     or Amendment
        ----                     ----       -----------  -------------   ------------       ---------     ------------
  Paul I. Stevens,             9/10/97        90,000         $1.50      50,000/$5.50         $ 1.50      September 1999
  Chairman of the Board                                                 40,000/$4.5625                   November 1997
  and Chief Executive
  Officer

  Richard I. Stevens,          9/10/97        90,000         $1.50      50,000/$5.50         $1.50       September 1999
  President and Chief                                                   40,000/$4.5625       $1.50       November 1997
  Operating Officer           11/18/92        30,000         $4.5625           $8.00         $4.5625     March 1994

  Hans W. Kossler,             9/10/97        10,000         $1.50      10,000/$6.938        $1.50       November 2000
  Senior Vice President
  Operations

  William A. Kist, Vice        9/10/97        20,000         $1.50      10,000/$7.125        $1.50       March 2000
  President & Corporate                                                 10,000/$4.5625       $1.50       November 1997
  Controller                  11/18/92         7,500         $4.5625           $15.00        $4.5625     January 1997

  George A.                    9/10/97        25,000         $1.50      15,000/$7.125        $1.50       March 2000
  Wiederaenders, Vice                                                   10,000/$4.5625       $1.50       November 1997
  President, Treasurer        11/18/92         6,500         $4.5625           $15.00        $4.5625     January 1997
  and Chief Accounting
  Officer

   This report is submitted by members of the Board of Directors, Edgar H. Schollmaier, Paul I. Stevens, Richard I. Stevens, Constance
       I. Stevens, James D. Cavanaugh and Michel A. Destresse

  Pension Plan and Trust

     Effective January 1, 1989, the Company established the Stevens International, Inc. Pension Plan and Trust (the "Pension Plan"). The Pension Plan replaced and is the successor to two pension plans previously maintained by subsidiaries of the Company. The Pension Plan is a tax qualified defined benefit pension plan under Section 401(a) et. seq. of the Code.

     The Company's Board of Directors decided to permanently freeze all benefits under the Pension Plan effective April 30, 1997, as a part of the cost reduction measures taken in 1997. This action eliminates all future benefit accruals for participants in the Pension Plan for 1997 and thereafter.

     The following table illustrates estimated annual benefits payable upon retirement in specified compensation and years of service classifications and assumes (i) the participant attained age 65 in 1996, (ii) the compensation presented is subject to the maximum permitted in 1996 and preceding years, (iii) annual Social Security covered compensation amount for 1996 is $27,580, (iv) the maximum allowable years of service is 40,
  (v) the participant elected to receive his benefits for life, and (vi) the Internal Revenue Code limitation on benefits elected remains at the level of $120,000, the 1996 limit.


                                   Years of Service
                 ------------------------------------------------------------
  Compensation     15        20         25         30         35          40
  ------------   ------    ------     ------    -------     ------     ------
  $100,000       15,784    22,152     28,519     34,886     41,253     46,518

   125,000       20,147    28,264     36,381     44,499     52,616     59,255

   150,000       24,509    34,377     44,244    554,111     63,978     71,993

   175,000       27,934    39,552     51,169     62,786     74,403     84,168

   200,000       31,359    44,727     58,094     71,461     84,828     96,343

   225,000       33,157    47,258     61,358     75,458     89,559    101,806

   250,000       33,341    47,441     61,542     75,642     89,743    101,990

   300,000       33,341    47,441     61,542     75,462     89,743    101,990

      The amount of a participant's normal benefit is based on the participant's accrued benefit as of December 31, 1991, plus, with respect to service of participants after December 31, 1991, .75% of the participant's monthly compensation for each year of participation (not to exceed 40 years), plus .5% of the participant's monthly compensation (in excess of the Social Security covered compensation) for each year of
  participation  (not  to  exceed  35  years).   Under the Code, the annual
  benefit payable to a participant under the Pension Plan (expressed as a single life annuity beginning at the participant's Social Security retirement age), is limited to $120,000 in 1996 or, if less, 100% of the participant's average annual compensation for the participant's highest three years of consecutive service. For purposes of the Pension Plan,
  compensation  includes  a  participant's  base   compensation,   bonuses,
  commissions, and overtime pay. Compensation considered under the Pension Plan is subject to limits imposed by the Code ($150,000 in 1996). Benefits provided by the Company under the Pension Plan will become fully vested and nonforfeitable following the completion of five years of service by a participant.

     The estimated credited years of service under the Pension Plan for each of the executive officers listed in the compensation table above is as follows: Mr. Paul I. Stevens, seven years; Mr. Richard I. Stevens, seven years; Mr. Hans Kossler, one year; Mr. William Kist, seven years; and Mr. George Wiederaenders, seven years.

     Under one of the predecessor pension plans, benefits have vested on behalf of Mr. Richard I. Stevens who is entitled to a monthly annuity benefit for life of $2,083, commencing on his normal retirement date.

  Compensation of Directors

     The following table provides information related to the compensation paid to outside directors of the Company.


                             Cash Compensation                  Stock Options

                                                                            Number of
                                                                            Securities
                              Annual                                        Underlying
  Name and                   Retainer   Meeting    Consulting   Number of    Options
  Principal Position           Fee        Fee       Fee/Other   Shares (#)   SARs(#)
  James D. Cavanaugh            -        6,000          -        5,000         -
  Audit Committee

  Michel A. Destresse           -          -        $41,545      5,000         -

  Edgar H. Schollmaier          -        3,000          -        5,000         -
  Executive, Compensation,
  and Audit Committees


  (a) Directors who are also executives of the Company are not listed in the above table. They do not receive compensation as directors. Refer to the Summary Compensation Table for information concerning their compensation.
  (b) Amounts shown include cash compensation earned and received as well as amounts earned but deferred at the election of directors.
  (c) Each director generally receives $1,500/board meeting and $1,500/committee meeting, however, certain director fees in 1998 were deferred. Mr. Destresse receives consulting fees of lieu of director fees.
  (d) The reasonable expenses incurred by each director in connection with his or her duties as a director are also reimbursed by the Company; this amount is not reflected in the above table.
  (e)  There were no retainer fees paid in 1998.
  (f) Two directors, Robert H. Brown, Jr. and John W. Stodder, who resigned from the Board of Directors in March 1999 for personal reasons were paid $1,500 and $6,000 in 1998, respectively. Mr. Brown was a member of the Executive and Compensation Committees. Mr. Stodder was a member of the Audit Committee.

  Report of the Compensation Committee of the Board of Directors on Executive Compensation

     The Company's executive compensation program is administered by the Stock Option and Compensation Committee of the Board of Directors. During 1998, the Committee was composed of two independent, nonemployee directors. The Committee is committed to a strong, positive link between business, performance and strategic goals, and compensation and benefit programs. Accordingly, as part of stringent cost reduction measures, all officer base pay was reduced from 5% to a maximum of 50% in July, 1997.

  Overall Executive Compensation Policy

     The Company's compensation policy is designed to support the overall objective of enhancing value for the Company's stockholders by:

     * Attracting, developing, rewarding and retaining highly qualified and productive individuals.

     * Relating compensation to both Company and individual performance.

     * Ensuring compensation levels that are externally competitive and internally equitable.

     * Encouraging executive stock ownership to enhance a mutuality of interest with other stockholders.

     The following is a description of the elements of the Company's executive compensation and how each relates to the objectives and policy outlined above.

    Base Salary

     The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility.

     By design, the Committee strives to set executives' salaries at competitive market levels. However, in July, 1997, the performance of the Company necessitated a reduction of all officer salaries from 5% to a maximum of 50% of base pay. In addition certain reductions of the Chairman and CEO occurred in 1998. The Committee believes maximum performance can be encouraged through the use of appropriate incentive programs. Incentive programs for executives are as follows:

    Annual Incentives

     Generally, discretionary annual incentive award opportunities are made to executives to recognize and reward corporate and individual performance. Senior executives may receive bonuses ranging from 60% to 75% of eligible base compensation with attainment measured by corporate net income as compared to the annual plan. Bonuses can be increased or decreased incrementally based upon performance for the year. Other corporate officers and key employees may receive bonuses ranging from 5% to 20% of eligible base compensation, measured by corporate net income. Accordingly, no senior executive officers were awarded an incentive bonus based upon 1998 performance. External market data is reviewed periodically to determine competitive incentive opportunities for individual executives. The Company believes that it is in the mid-range of compensation and annual incentive programs, when compared to external compensation data.

    Long-Term Incentives

     The Company's long-term compensation philosophy is that long-term incentives should be related to improvement in long-term stockholder value, thereby creating a mutuality of interest with stockholders. In furtherance of this objective, the Company awards to its executive officers stock options.

     Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options generally are exercisable at the fair market value at date of grant and options are generally exercisable in two installments beginning one year after date of grant.

  Rationale for CEO Compensation

     Mr. Paul I. Stevens has been Chairman and Chief Executive Officer of the Company since 1986. His compensation package has been designed to encourage short and long-term performance in line with the interests of the Company's stockholders. Mr. Stevens' large stock ownership percentage as described elsewhere herein is a substantial incentive to perform in such a way to enhance stockholders' interest and returns. His base pay was reduced 50% to $150,000 in July, 1997. In addition, Mr. Stevens voluntarily eliminated his base pay beginning October 1, 1998, to increase the cash availability of the Company. He is a participant in the incentive plans described above.

     The factors which the Committee considered in determining Mr. Stevens' 50% reduction in base pay in July, 1997, and the voluntary elimination of his base pay in October 1998, relate principally to the need for stringent cost reduction at all levels of the Company. Mr. Stevens declined his bonus earned for fiscal year 1995. No such incentive was paid to Mr. Stevens for fiscal years 1998, 1997, and 1996. In granting stock options in 1998 and 1997 to Mr. Stevens, as well as other executives, the Committee took into account the executive's level and scope of responsibility and contributions to the Company, as well as competitive long-term incentive practices as verified by external surveys.

     This report is submitted by the Stock Option and Compensation Committee of the Board of Directors, Mr. Edgar H. Schollmaier, member.

     The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


  Stock Option and Compensation Committee and Insider Participation

     During fiscal 1998, the members of the Stock Option and Compensation Committee were primarily responsible for determining executive compensation and matters relating to stock options, although certain of such matters were discussed by the full Board of Directors. Paul I. Stevens, as a director as well as an executive officer of the Company, participated in such discussions.

     The Company and Xytec Corporation ("Xytec"), a subsidiary of Stevens Industries, Inc., one of the principal shareholders of the Company and a corporation controlled by Paul I. Stevens, Richard I. Stevens and Constance I. Stevens, entered into an agreement during 1994 for Xytec to provide software and computer-related services and equipment of $2.1 million as a subcontractor on a major contract. During 1996, 1997 and 1998, the Company paid approximately $671,000, $594,000, and $856,000 respectively, to Xytec on this contract. The cost to Xytec of this subcontract was approximately 92% of its billings to the Company, or $604,000 in 1996, $575,000 in 1997 and $787,000 in 1998.

     Through September 30, 1998, each of Paul I. Stevens and Richard I. Stevens owned a 22.5% interest in a joint venture which was the landlord under the lease of the Company's corporate headquarters. Amounts paid to the joint venture as rent and maintenance in 1998 and 1997 were approximately $84,000 and $111,000, respectively.

     Through December 31, 1998, Paul I. Stevens, the Company's Chairman and Chief Executive Officer has loaned the Company $1.66 million for its short-term cash requirements and $2.95 million on a long-term arrangement. The long-term loans from Paul I. Stevens are due June 30, 2000 and bear interest at rates that vary up to 2% over bank prime.

     Paul I. Stevens' loans at December 31, 1998 have first liens on certain assets of the Company, principally certain Ohio assets that are being held for sale, the remaining $0.5 million escrow hold back on the sale of the Company's Zerand division, the assets of a foreign subsidiary, and certain accounts receivable for new customer equipment. The Company was paid $500,000 of the Zerand escrow hold back funds net of amounts owed to the purchaser on November 6, 1998. Because these hold back funds collateralize certain Paul I. Stevens advances, the $500,000 was paid to him to reduce his secured loans to the Company.

     The Company believes that the transactions described above are beneficial to the Company and are on terms as favorable to the Company as could be obtained from unaffiliated third parties. Such transactions are expected to be continued in the future, with review of and the approval required by the independent members of the Board of Directors.

  Stock Performance Chart

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Series A Stock during the five fiscal years ended December 31, 1998 (adjusted for a stock split and the reclassification of the Company's Common Stock into Series A Stock and Series B Stock) with the cumulative total return on the American Stock Exchange Index and the Printing Equipment (SIC Code
  355) Machinery Industry Index. The comparison assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


             COMPARISON OF TOTAL RETURN OF THE COMPANY, PEER GROUP
                               AND BROAD MARKET


                       [PERFORMANCE GRAPH APPEARS HERE]

                              FISCAL YEAR ENDING

                              1993    1994    1995    1996    1997    1998
                              ----    ----    ----    ----    ----    ----
STEVENS INTERNATIONAL A       100    121.82   83.64   21.82   22.73   16.36
SPECIAL INDUSTRY MACHINERY    100    117.50  170.83  161.42  202.99  203.73
AMEX MARKET INDEX             100     88.33  113.86  120.15  144.57  142.61



                           SECTION 16 REQUIREMENTS

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all
  Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1998, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.

                            INDEPENDENT AUDITORS

     On May 21, 1998, Stevens International, Inc. (The "Company") dismissed Deloitte & Touche LLP ("Deloitte & Touche") as its principal independent accountants. The decision to dismiss Deloitte & Touche was approved by the Company's Board of Directors as well as the Audit Committee of the Board of Directors. Deloitte & Touche's report on the Company's financial statements for each of the fiscal years ended December 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion. However, such reports were qualified or modified as to uncertainties involving factors raising substantial doubt about the Company's ability to continue as a going concern. There were no adjustments in the consolidated financial statements that might result from the outcome of this uncertainty.

     During the Company's past two fiscal years and the periods following December 31, 1997, there were no disagreements between the Company and Deloitte and Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of Deloitte & Touche would have caused it to make reference to the subject matter(s) of the disagreement(s) in connection with its reports.

     A letter from Deloitte & Touche confirming the statements contained herein was filed as an exhibit to Form 8-K filed on May 29, 1998.

     On May 21, 1998, the Company retained Grant Thornton LLP to serve as the Company's principal independent accountants. During the Company's past two fiscal years and the periods following December 31, 1997, the Company did not consult Grant Thornton LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.

     Representatives of Grant Thornton LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to answer appropriate questions.


                         STOCKHOLDERS' PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered in the Proxy Statement and Proxy relating to the 2000 Annual Meeting of Stockholders, such proposals must be received by the Company not later than January 20, 2000. Such proposals should be directed to Stevens International, Inc., 5500 Airport Freeway, Fort Worth, Texas 76117.

                                OTHER BUSINESS

     The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

                                MISCELLANEOUS

     All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

     The Company's annual report to shareholders for 1998 is being mailed with this proxy statement to stockholders entitled to vote at the Meeting. The Annual Report is not to be deemed part of this Proxy Statement.



     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULE, BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON THE WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO STEVENS INTERNATIONAL, INC., ATTN: MS. CONSTANCE STEVENS, 5500 AIRPORT FREEWAY, FORT WORTH, TEXAS 76117.

                                         By Order of the Board of Directors

                                         /s/ PAUL I. STEVENS

                                         PAUL I. STEVENS
                                         Chairman of the Board
                                         and Chief Executive Officer

  Fort Worth, Texas
  April 20, 1999

                         Stevens International, Inc.
                        Annual Meeting of Stockholders
                            Series A Common Stock

       The undersigned hereby appoints Paul I. Stevens and Richard I. Stevens, each with power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all Series A common Stock of Stevens International, Inc. owned by the undersigned, at the Annual Meeting of Stockholders to be held at the offices of the Company, 5500 Airport Freeway, Fort Worth, Texas, 76117, on Thursday , May 20, 1999, at 10:00 a.m. local time, upon such other business as may properly come before the meeting or any adjournment thereof including the following:

       (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)
---------------------------------------------------------------------------

  A  [X] Please mark your
         votes as in this example.

        FOR all nominees
        Listed at right        WITHHOLD AUTHORITY
    (Except as marked to the   To vote for all
        contrary below)        nominees listed at right    NOMINEES:
                                                         Michel A. Destresse
                                                         Edgar H. Schollmaier
  1. Election of   [    ]              [    ]
     Directors

  INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

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  2.  In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no specific direction is given, this proxy will be voted (i) for the election of the nominees for director, and (ii) at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment thereof.

  This proxy may be revoked prior to the exercise of the powers conferred by the proxy.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  PLEASE DATE, SIGN EXACTLY AS SHOWN HEREON AND MAIL PROMPTLY THIS PROXY IN THE ENCLOSED ENVELOPE.

  Signature_________________________________________Dated______________1999

  Note: Please date, sign exactly as shown hereon and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name as an authorized person.

                         Stevens International, Inc.
                        Annual Meeting of Stockholders
                            Series B Common Stock

       The undersigned hereby appoints Paul I. Stevens and Richard I. Stevens, each with power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all Series B common Stock of Stevens International, Inc. owned by the undersigned, at the Annual Meeting of Stockholders to be held at the offices of the Company, 5500 Airport Freeway, Fort Worth, Texas, 76117, on Thursday, May 20, 1999, at 10:00 a.m. local time, upon such other business as may properly come before the meeting or any adjournment thereof including the following:

       (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

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

  A  [X] Please mark your
       votes as in this example.

           FOR all nominees
           Listed at right        WITHHOLD AUTHORITY
      (Except as marked to the      To vote for all
           contrary below)     nominees listed at right   NOMINEES:
                                                          Paul I. Stevens
                                                          Richard I. Stevens
  1. Election of    [    ]                [    ]          Constance I. Stevens
     Directors                                            James D. Cavanaugh


  INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

---------------------------------------------------------------------------


  2. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no specific direction is given, this proxy will be voted (i) for the election of the nominees for director, and (ii) at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment thereof.

  This proxy may be revoked prior to the exercise of the powers conferred by the proxy.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  PLEASE DATE, SIGN EXACTLY AS SHOWN HEREON AND MAIL PROMPTLY THIS PROXY IN THE ENCLOSED ENVELOPE.

  Signature______________________________________________Dated_________1999

  Note: Please date, sign exactly as shown hereon and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name as an authorized person.